Exhibit 3.2

Execution Version

NOBLE MIDSTREAM GP LLC

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated Effective as of September 20, 2016

(i)

(ii)

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

NOBLE MIDSTREAM GP LLC

THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of NOBLE MIDSTREAM GP LLC, a Delaware limited liability company (the “Company”), dated effective as of September 20, 2016, is entered into by NBL MIDSTREAM, LLC, a Delaware limited liability company (the “Sole Member”), as the sole member of the Company as of the date hereof.

RECITALS:

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act by filing a Certificate of Formation under the name Noble Energy Midstream GP LLC with the Secretary of State of the State of Delaware effective as of December 23, 2014.

WHEREAS, effective as of May 6, 2015, the name of the Company was changed to Noble Midstream GP LLC by the filing of a Certificate of Amendment to the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

WHEREAS, the Company was previously governed by that certain Limited Liability Company Agreement, dated as of December 23, 2014, as amended by the First Amendment to Limited Liability Company Agreement of the Company, dated as of September 30, 2015 (as so amended, the “Original LLC Agreement”).

WHEREAS, the Sole Member now desires to amend and restate the Original LLC Agreement in its entirety by executing this First Amended and Restated Limited Liability Company Agreement.

NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Sole Member hereby enters into this Agreement:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Agreement” means this First Amended and Restated Limited Liability Company Agreement of Noble Midstream GP LLC, as it may be amended, supplemented or restated from time to time. The Agreement constitutes the “limited liability company agreement” of the Company as such term is defined in the Delaware Act.

“Board” means the board of directors of the Company.

“Capital Contribution” means any cash, cash equivalents or the value of Contributed Property.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Chairman of the Board” has the meaning given such term in Section 5.3(c).

“Company” has the meaning given such term in the introductory paragraph and shall include any successors thereto. For the avoidance of doubt, references in this Agreement to the Company shall not include the Partnership or any of its Subsidiaries.

“Conflicts Committee Independent Director” means a Director who meets the requirements set forth in the definition of “Conflicts Committee” in the Partnership Agreement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Directors” has the meaning given such term in Section 5.1.

“Indemnitee” means (a) the Sole Member, (b) any Person who is or was an Affiliate of the Company, (c) any Person who is or was a member, manager, partner, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company, (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a member, manager, partner, director, officer, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the business and affairs of the Company and its Subsidiaries.

“Independent Director” has the meaning given such term in Section 5.3(b)(ii).

“Listing Date” means the first day upon which the Common Units are listed or admitted to trading on the New York Stock Exchange or another national securities exchange.

“Membership Interest” means all of the Sole Member’s rights and interest (including limited liability company interest) in the Company in the Sole Member’s capacity as the sole member of the Company, all as provided in this Agreement and the Delaware Act, including, without limitation, the Sole Member’s interest in the capital, income, gain, deductions, losses and credits of the Company.

“Officer” has the meaning given such term in Section 6.1(a).

“Original LLC Agreement” has the meaning given such term in the Recitals to this Agreement.

“Partnership” means Noble Midstream Partners LP, a Delaware limited partnership.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Noble Midstream Partners LP, dated as of even date herewith, as it may be amended, supplemented or restated from time to time.

“Sole Member” has the meaning given such term in the introductory paragraph and shall include any successors thereto.

Section 1.2 Construction.

(a) Unless the context requires otherwise: (i) capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Partnership Agreement; (ii) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (iii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iv) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation” and (v) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. On December 23, 2014, the Company was formed as a limited liability company pursuant to the provisions of the Delaware Act by virtue of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, and on May 6, 2015, the name of the Company was changed from “Noble Energy Midstream GP LLC” to “Noble Midstream GP LLC” by virtue of the filing of the Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Delaware. The execution, delivery and filing of such certificates are hereby ratified and approved.

Section 2.2 Name. The name of the Company shall be “Noble Midstream GP LLC”. The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Board in its discretion, including, if consented to by the Board, the name of the Partnership. The words “Limited Liability Company,” “L.L.C.” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board in its discretion may change the name of the Company at any time and from time to time and shall promptly notify the Sole Member of such change.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board, the registered office of the Company in the State of

Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 1001 Noble Energy Way, Houston, Texas 77070, or such other place as the Board may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems necessary or appropriate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the Partnership and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the Partnership in accordance with the Partnership Agreement; and (b) engage directly or indirectly in any other lawful act or activity permitted for a limited liability company formed under the Delaware Act, including guaranteeing, mortgaging, pledging or encumbering any or all of its assets in connection with any indebtedness of any Affiliate or Subsidiary of the Company.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence in perpetuity or until the dissolution of the Company in accordance with the provisions of Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Sole Member shall not have any ownership of such property. All of the Company’s property shall be recorded as the property of the Company on its books and records.

Section 2.8 IPO Documents. The Company (individually and acting in its capacity as general partner of the Partnership) is hereby authorized to execute, deliver and perform, and each Officer on behalf of the Company is hereby authorized to execute and deliver (and any execution, delivery or performance by the Company or any Officer prior to the date hereof is hereby ratified and approved), the Partnership Agreement, the IPO Underwriting Agreement, the Contribution Agreement, the Omnibus Agreement, the Operational Services and Secondment Agreement and all documents, agreements, certificates or other instruments contemplated thereby or related thereto, all without any further act, vote or approval of the Sole Member or any Director, Officer or other Person notwithstanding any other provision of this Agreement.

ARTICLE III

RIGHTS OF SOLE MEMBER

Section 3.1 Voting. Unless otherwise granted to the Board by this Agreement (including pursuant to Section 5.2(a)), the Directors shall not have any voting or management rights with respect to the Company and the Sole Member shall possess all voting rights in all matters relating to the Company, including, without limitation, matters relating to the amendment of this Agreement (except as provided in Section 2.2), any merger, consolidation, recapitalization or conversion of the Company, any sale of all or substantially all of the assets of the Company and the termination, dissolution or liquidation of the Company. The Sole Member may act by written consent without a meeting with respect to any action it could act upon at a meeting.

Section 3.2 Distribution. Distributions by the Company of cash or other property shall be made to the Sole Member at such time as the Sole Member deems appropriate. Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required to make a distribution to the Sole Member in respect of its Membership Interest if such distribution would violate the Delaware Act or other applicable law.

ARTICLE IV

CAPITAL CONTRIBUTIONS;

NATURE OF MEMBERSHIP INTEREST

Section 4.1 Contributions. The Sole Member is deemed to have made a contribution to the capital of the Company in the amount of $1,000 in exchange for all of the Membership Interests and has been admitted as a member of the Company. The Sole Member may, from time to time, make such contribution of cash or other property to the Company as the Sole Member may determine in its sole and absolute discretion; provided, that the Sole Member is under no obligation whatsoever, either express or implied, to make any such contribution to the Company.

Section 4.2 Interest. No interest shall be paid by the Company on Capital Contributions.

Section 4.3 Loans. If the Company does not have sufficient cash to pay its obligations or the Sole Member otherwise determines to do so, the Sole Member may advance funds to or on behalf of the Company; provided, that the Sole Member is under no obligation whatsoever, either express or implied, to make any such advance to the Company. In the absence of any written agreement to the contrary, any such advance described in this Section 4.3 will constitute a loan from the Sole Member to the Company, will bear interest at a lawful rate determined by the Sole Member from the date of the advance until the day of repayment and will not constitute a Capital Contribution.

Section 4.4 Return of Contributions. Except as expressly provided herein, the Sole Member is not entitled to the return of any portion of its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or the Sole Member.

Section 4.5 Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article IV shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Section 18-607 and 18-804 of the Delaware Act.

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1 Establishment of the Board. The number of directors (the “Directors”) constituting the Board shall be at least three and not more than twelve, unless otherwise fixed from time to time pursuant to action by the Sole Member. The Directors shall be elected or approved by the Sole Member. The Directors shall serve as Directors of the Company for their term of office established pursuant to Section 5.4.

Section 5.2 Responsibilities and Authority of Sole Member and Board.

(a) Authority of Board. Except as otherwise expressly provided in this Agreement, including Section 5.2(b) and Section 5.2(c), the Board shall have exclusive management authority over the business and affairs of the Company that relate to management and control of the Partnership and its Subsidiaries. Each Director shall be a “manager” within the meaning of the Delaware Act. The Sole Member hereby consents to the exercise by the Board of all such powers and rights conferred on it by this Agreement, the Delaware Act or otherwise by applicable law with respect to the management and control of the Company in accordance with this Agreement.

(b) Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Sole Member with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Sole Member’s interests in the Company. The type of extraordinary matter referred to in the prior sentence which requires approval of the Sole Member shall include, but not be limited to, the following: (i) a merger, consolidation, recapitalization, conversion or similar transaction involving the Partnership or a material Subsidiary thereof; (ii) a sale, exchange or other transfer not in the ordinary course of business of all or substantially all of the assets of the Partnership or a material Subsidiary of the Partnership, viewed on a consolidated basis, in one or a series of related transactions; (iii) termination, dissolution or liquidation of the Partnership; (iv) a material amendment of the Partnership Agreement; (v) a general assignment for the benefit of the creditors of the Partnership; and (vi) the commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Partnership. An extraordinary matter will be deemed approved by the Sole Member if the Board receives a written, facsimile or electronic instruction evidencing such approval from the Sole Member or if a majority of the Directors that do not qualify as Independent Directors because of their affiliation with the Sole Member, approve such matter. To the fullest extent permitted by law, a Director, acting as such, shall have no duty, responsibility or liability to the Company, the Sole Member or any other Person bound by this Agreement with respect to any action by the Board approved by the Sole Member.

(c) Member-Managed Decisions. Notwithstanding anything herein to the contrary, the Sole Member shall have exclusive management authority over the internal business and affairs of the Company that do not relate to management and control of the Partnership and its Subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Sole Member shall have exclusive management authority include the following: (i) the commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company or a material Subsidiary thereof; (ii) a merger, consolidation, recapitalization, conversion or similar transaction involving the Company; (iii) the termination, dissolution or liquidation of the Company; (iv) the amount and timing of distributions paid by the Company; (v) the issuance or repurchase of any equity interests in the Company; (vi) the prosecution, settlement or management of any claim made directly against the Company; (vii) the decision to sell, convey, transfer or pledge any asset of the Company; (viii) the decision to amend, modify or waive any rights relating to the assets of the Company (including its interests in the Partnership and its Subsidiaries); (ix) the making of, or the consent to, a general assignment for the benefit of the creditors of the Company; and (x) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership or its Subsidiaries for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership or of any of its Subsidiaries.

In addition, notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement, as opposed to its capacity as the general partner of the Partnership or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion. For illustrative purposes, a list of provisions where the Company would be acting in its individual capacity or is permitted to act in its sole discretion under the Partnership Agreement is contained in Appendix A hereto.

Section 5.3 Delegation of Board’s Authority.

(a) Delegation by the Board.

(i) The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the Company as set forth in Section 5.2(a), including delegating such rights and powers of the Board to agents and employees of the Company (including Officers). The Board may authorize any Person (including, without limitation, the Sole Member, or any Director or Officer) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder.

(ii) Except as otherwise provided in this Agreement, the relative authority and functions of the Board, on the one hand, and the Officers, on the other hand, shall be identical to the relative authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The Officers shall be vested with such powers and duties as are set forth in Section 6.1 hereof and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company.

(b) Committees.

(i) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees.

(ii) On or before the Listing Date, the Board shall have an audit committee comprised of at least one Director as of such Listing Date, at least two Directors within 90 days of the Listing Date and at least three Directors within one year of the Listing Date, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the principal national securities exchange on which a class of Partnership Interests of the Partnership are listed or admitted to trading, as amended from time to time. “Independent Director” shall mean Directors meeting independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder and by the national securities exchange on which any class of Partnership Interests of the Partnership are listed or admitted to trading.

(iii) The Board may establish a Conflicts Committee from time to time comprised exclusively of two or more Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any provision of this Agreement, the Partnership Agreement or any Group Member Agreement or any duty (including any fiduciary duty) otherwise existing under the Delaware Act or any other applicable law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be a breach of any duty (including any fiduciary duty) owed by the Board or any Director to the Company, the Sole Member or any other Person bound by this Agreement.

(c) Chairman of the Board. The Board may elect a chairman of the Board (the “Chairman of the Board”). The Chairman of the Board, if elected, shall be a member of the Board, shall preside at all meetings of the Board and of the partners of the Partnership, and shall perform such additional functions and duties as the Board may prescribe from time to time. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer. The Chairman of the Board may be removed either with or without cause at any time by the affirmative vote of a majority of the Board. No removal or resignation as Chairman of the Board shall affect such person’s status as a Director.

Section 5.4 Term of Office. Once designated pursuant to Section 5.1, a Director shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by the Sole Member. Notwithstanding anything herein or under applicable law to the contrary, any Director may be removed at any time with or without cause by the Sole Member.

Section 5.5 Meetings of the Board and Committees.

(a) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. If no Chairman of the Board has been elected or is serving, the Board shall meet at such time and such place as a majority of the Directors may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman of the Board, a majority of the Directors (or a majority of the members of such committee) or the Sole Member upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates. All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

(b) Conduct of Meetings. Any meeting of the Board (or any committee of the Board) may be held in person or by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(c) Quorum. Fifty percent or more of all Directors (or members of a committee of the Board), present in person or participating in accordance with Section 5.5(b), shall constitute a quorum for the transaction of business, but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members of a committee) present may adjourn the meeting without further notice. The Directors (or members of a committee) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of a committee) to leave less than a quorum; provided, however, that only the acts of the Directors (or members of a committee) meeting the requirements of Section 5.6 shall be deemed to be acts of the Board (or such committee).

Section 5.6 Voting. Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board (or any committee) in respect of any matter shall require either (i) the presence of a quorum and the affirmative vote of at least a majority of the Directors (or members of such committee) present or (ii) the written consent (in lieu of meeting) of the Directors (or members of such committee) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the Board (or any committee) at which all Directors (or members of such committee) entitled to vote thereon were present and voted. Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.

Section 5.7 Devotion of Time. The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company (except, to the extent appropriate, in their capacity as employees of the Company).

Section 5.8 Certificate of Formation. The Certificate of Formation has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act and certain other certificates or documents determined to be necessary or appropriate for the qualification and operation of the Company in certain other states have been filed. The Secretary shall use all reasonable efforts to cause to be filed such additional certificates or documents as may be determined by the Secretary to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that such action is determined by the Secretary to be necessary or appropriate, the Secretary shall file or cause to be filed amendments to and restatements of the Certificate of Formation and do or cause to be done all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property.

Section 5.9 Benefit Plans. The Board may propose and adopt on behalf of the Company benefit plans (including equity incentive plans), programs and practices for its employees, directors and consultants, or cause the Company to exercise its authority to cause the Partnership to issue Partnership Interests, in connection with or pursuant to any benefit plan, program or practice maintained or sponsored by any Group Member or any Affiliate thereof, in each case for the benefit of employees, directors or consultants of the Company, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of any Group Member.

Section 5.10 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 5.10 shall be available to any Affiliate of the Company, or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification or advancement of expenses pursuant to this Section 5.10 shall be made only out of the assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification or advancement of expenses and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification or advancement of expenses.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is entitled to be indemnified pursuant to Section 5.10(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.10, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 5.10.

(c) The indemnification provided by this Section 5.10 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance, on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 5.10, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 5.10(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is on behalf of or for the benefit of the Company and in the best interests of the Company.

(f) In no event may an Indemnitee subject the Sole Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.10 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

(h) The provisions of this Section 5.10 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 5.10 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 5.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 5.11 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Sole Member or any other Persons who have acquired interests in the Company or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners or to any other Person bound by this Agreement, such Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, to any Partner or to any other Person bound by this Agreement, for its good faith reliance on the provisions of this Agreement.

(c) Any amendment, modification or repeal of this Section 5.11 shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 5.11 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 5.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any Officer authorized by the Board to act for and on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such

Person shall be entitled to deal with any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. To the fullest extent permitted by law, the Sole Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such Officer in connection with any such dealing. In no event shall any Person dealing with any such Officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by any Officer authorized by the Board shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of and in the name of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 5.13 Other Business of Members.

(a) Existing Business Ventures. The Sole Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership or its Subsidiaries, and the Company, the Partnership, the Directors and the Sole Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper or a breach of any duty.

(b) Business Opportunities. None of the Sole Member, any Director or any of their respective Affiliates shall be obligated to present any particular investment opportunity to the Company or the Partnership or its Subsidiaries even if such opportunity is of a character that the Company, the Partnership or any of their respective Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Sole Member, each Director or any of their respective Affiliates shall have the right to take for such Person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity, and any such action shall not constitute a breach of any duty existing at law in equity or otherwise.

ARTICLE VI

OFFICERS

Section 6.1 Officers.

(a) Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.1, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board. Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 6.1.

(b) Titles and Number. The Officers of the Company may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Financial Officer, a General Counsel, a Chief Operating Officer, a Chief Accounting Officer, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries and such other Officers as the Board may elect or appoint from time to time. Officers are not “managers” as that term is used in the Delaware Act. Any number of Officer positions of the Company may be held by the same person. The Board may elect or appoint from among the members of the Board a person to act as Chairman of the Board, who shall not be deemed an Officer unless he or she has otherwise been elected or appointed as such. Each Officer shall serve until his or her successor is duly elected and qualified (or his or her earlier death, resignation or removal from office). Any Officer may resign at any time by delivering his or her written resignation to the Board.

(i) Chief Executive Officer. The Chief Executive Officer shall have general supervision and control of the affairs, business, operations and properties of the Company and, subject to the control of the Board, shall see that all orders and resolutions of the Board and the Sole Member are carried into effect. The Chief Executive Officer shall have the power to appoint and remove all subordinate officers and agents of the Company to the extent such subordinate officers and agents have not been appointed by the Board. The Chief Executive Officer may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to another Officer or agent of the Company, or shall be required by Applicable Law to be otherwise signed and executed. The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or as may be prescribed by the Board from time to time.

(ii) President. The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company. The President may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to another Officer or agent of the Company, or shall be required by Applicable Law to be otherwise signed and executed. The President shall also perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.

(iii) Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President (in the order of their seniority as determined by the Board or, in the absence of such a determination, as determined by the length of time they have held the applicable office) unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. Such Vice Presidents shall, subject to the control of the Board and the authority of the Chief Executive Officer and/or the President, also perform all duties and have all powers incident to such office and generally assist the President by executing contracts and performing such other duties and exercising such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

(iv) Chief Financial Officer. The Chief Financial Officer shall perform all duties and have all powers incident to the office of the Chief Financial Officer and, subject to the control of the Board and the authority of the Chief Executive Officer and/or the President and any restrictions listed herein, in general have overall supervision of the financial affairs of the Company. The Chief Financial Officer shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer, as applicable, may from time to time determine. The Chief Financial Officer shall render to the Board, the Sole Member, the Chief Executive Officer and the President, whenever any of them so request, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Company. The Chief Financial Officer shall also perform all duties and have all powers incident to the office of Chief Financial Officer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

(v) General Counsel. The General Counsel shall be the principal legal Officer of the Company. The General Counsel shall, subject to the control of the Board and the authority of the Chief Executive Officer and/or the President, have general direction of and supervision over the legal affairs of the Company and shall advise the Board or the Sole Member, as applicable, and the Officers on all legal matters. The General Counsel shall also perform all duties and have all powers incident to the office of General Counsel and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

(vi) Chief Operating Officer. The Chief Operating Officer shall, subject to the control of the Board and the authority of the Chief Executive Officer and/or the President, assist the Chief Executive Officer in the supervision and control of the business and affairs of the Company. The Chief Operating Officer may sign deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to another Officer or agent of the Company, or shall be required by Applicable Law to be otherwise signed and executed. The Chief Operating Officer shall also perform all duties and have all powers incident to the office of Chief Operating Officer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

(vii) Chief Accounting Officer. The Chief Accounting Officer shall perform all duties and have all powers incident to the office of the Chief Accounting Officer and, subject to the control of the Board and the authority of the Chief Executive Officer and/or the President and any restrictions listed herein, in general have overall supervision of the accounting affairs of the Company. The Chief Accounting Officer shall develop and implement the Company’s accounting policies and procedures and oversee the preparation and maintenance of accurate and detailed financial records for the Company. The Chief Accounting Officer shall also perform all duties and have all powers incident to the office of Chief Accounting Officer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

(viii) Treasurer. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board, the Chief Executive Officer or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company. The Treasurer shall report to the Board, the Chief Executive Officer or the President, as appropriate. The Treasurer shall also perform all duties and have all powers incident to the office of Treasurer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

(ix) Assistant Treasurers. Each Assistant Treasurer (in the order of their seniority as determined by the Board or, in the absence of such a determination, as determined by the length of time they have held such office) unless otherwise determined by the Board, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. Any Assistant Treasurer shall, subject to the control of the Board and the authority of the Chief Executive Officer, the President and the Treasurer, also perform all duties and have all powers incident to the office of Assistant Treasurer and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer, the President or the Treasurer or as may be prescribed by the Board from time to time.

(x) Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board, the Sole Member and the Limited Partners. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement or the Partnership Agreement, as applicable, and as required by Applicable Law, shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal, shall see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed and shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or the President or as may be prescribed by the Board from time to time.

(xi) Assistant Secretaries. Each Assistant Secretary (in the order of their seniority as determined by the Board or, in the absence of such a determination, as determined by the length of time they have held such office) unless otherwise determined by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary. Any Assistant Secretary shall, subject to the control of the Board and the authority of the Chief Executive Officer, the President and the Secretary, also perform all duties and have all powers incident to the office of Assistant Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer, the President or the Secretary or as may be prescribed by the Board from time to time.

(c) Other Officers and Agents. The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(d) Appointment and Term of Office. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.

(e) Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(f) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

Section 6.2 Compensation. The Officers shall receive such compensation for their services as may be designated by the Board or any committee thereof established for the purpose of setting compensation.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 7.1 Records and Accounting. The Board shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year and (ii) maintained on an accrual basis in accordance with U.S. GAAP, consistently applied.

Section 7.2 Reports. The Board shall cause to be prepared and delivered to the Sole Member such reports, forecasts, studies, budgets and other information as the Sole Member may reasonably request from time to time.

Section 7.3 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

Section 7.4 Taxation. The Company and the Sole Member acknowledge that for federal, state and local income tax purposes, the Company will be disregarded as an entity separate from the Sole Member pursuant to Treasury Regulation §301.7701-3 or any corresponding provision of state or local law as long as all of the Membership Interests in the Company are owned by the Sole Member.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.1 Dissolution.

(a) The term of the Company shall be of perpetual duration; however, the Company shall dissolve, and its affairs shall be wound up:

(i) upon an election to dissolve the Company by the Sole Member;

(ii) upon the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(iii) at any time there are no members of the Company, unless the Company is continued without dissolution in a manner permitted by the Delaware Act.

(b) No other event shall cause a dissolution of the Company.

(c) The bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Delaware Act) of a member of the Company shall not cause such member to cease to be a member of the Company.

Section 8.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Sole Member shall take such actions as may be required pursuant to the Delaware Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Sole Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3, and to do any and all acts and things authorized by, and in accordance with, the Delaware Act and other applicable laws for the purpose of winding up and liquidation.

Section 8.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(a) First, to the payment of debts and liabilities of the Company (including to the Sole Member to the extent permitted by applicable law) and the expenses of liquidation, including the setting up of such reserves as the Sole Member may reasonably deem necessary or appropriate for any disputed, contingent, conditional or unmatured liabilities or obligations of the Company; and

(b) Thereafter, the remainder to the Sole Member.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Addresses and Notices. Except as otherwise expressly provided in this Agreement, all notices, demands, requests, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given either (a) in person, (b) by United States mail or (c) by expedited delivery service (charges prepaid) with proof of delivery. The address for notices and other communications to each of the Sole Member and the Company shall be the principal office of the Company, as set forth in Section 2.3. The addresses for notices and communications to the Sole Member or the Company hereunder may be changed by the Sole Member or the Company, respectively, giving notice in writing, stating its new address for notices, to the other. For purposes of the foregoing, any notice required or permitted to be given shall be deemed to be delivered and given on the date actually delivered to the address specified in this Section 9.1.

Section 9.2 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 9.3 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 9.4 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 9.5 Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Sole Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[The Remainder of This Page is Intentionally Blank]

IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date first written above.

NBL MIDSTREAM, LLC

By:	/s/ Charles J. Rimer
Name:	Charles J. Rimer
Title:	President

Signature Page to

First Amended and Restated Limited Liability Company Agreement

of Noble Midstream GP LLC

Appendix A

The following are provisions of the Partnership Agreement where the Company is permitted to act in its sole discretion or would be acting in its individual capacity. Capitalized terms used but not defined in this Appendix A have the meanings assigned to them in the Partnership Agreement.

(a) Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by the Partnership of any business;

(b) Sections 4.6(a) and (b) (“Transfer of the General Partner’s Interest”), solely with respect to the decision by the Company to transfer its General Partner Interest in the Partnership;

(c) Section 5.7 (“Limited Preemptive Right”);

(d) Section 6.9 (“Entity -Level Taxation”);

(e) Section 7.5(d) (relating to the right of the Company and its Affiliates to purchase Units or other Partnership Interests and exercise rights related thereto);

(f) Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee”;

(g) Section 7.9(a) (determining whether to refer any potential conflict of interest to the Conflicts Committee);

(h) Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights of the Company;

(i) Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by the Company to withdraw as General Partner of the Partnership and to give notices required thereunder;

(j) Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”);

(k) Section 13.2 (“Amendment Procedures”);

(l) Section 13.3 (“Amendment Requirements”);

(m) Section 14.2 (determining whether to consent to any merger, consolidation or conversion of the Partnership); and

(n) Section 15.1 (“Right to Acquire Limited Partner Interests”).